Exhibit 99.1

Press Release
www.shire.com

Shire delivers a strong start to 2014 and increases full year guidance

May 1, 2014 – Shire (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the three months to March 31, 2014.
Financial Highlights	Q1 2014	Growth(1)
Product sales	$1,308 million	+19%
Total revenues	$1,347 million	+18%

Non GAAP operating income	$591 million	+40%
US GAAP operating income from continuing operations	$307 million	-15%

Non GAAP diluted earnings per ADS	$2.36	+38%
US GAAP diluted earnings per ADS	$1.17	+218%

Non GAAP cash generation	$331 million	+29%
Non GAAP free cash flow	$231 million	+104%
US GAAP net cash provided by operating activities	$246 million	+53%

(1) Percentages compare to equivalent 2013 period. The 2013 comparatives in this release have been recast to exclude the DERMAGRAFT® business from continuing operations following its divestment on January 17, 2014.

The Non GAAP financial measures included within this release are explained on page 22, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 19 - 21.

Flemming Ornskov, M.D., Shire’s Chief Executive Officer, commented:
“I’m pleased with our strong first quarter results. Our sharpened strategy, the addition of CINRYZE from the ViroPharma acquisition and our continued focus on operational discipline have all contributed to this strong financial performance and our ability to drive further future growth.  We have multiple drivers of growth within our portfolio.

Sales in ADHD were driven by strong performance of VYVANSE (up 18%). Our US prescription growth was in line with the overall market growth. We believe we can significantly increase our Neuroscience revenue through developing a treatment option in the growing adult market, expanding our international sales and progressing a potential new indication in Binge Eating Disorder.

LIALDA continues to grow (up 28%) and has very positive sales and prescription momentum, carrying on the outstanding performance from 2013 with total US prescriptions up 33% on the prior year and an increase in market share of eight percentage points in the past twelve months.

Our Rare Diseases products delivered good sales growth this quarter; we’re pleased with FIRAZYR’s strong performance (up 80%) and the $86 million contribution to product sales from CINRYZE in the first two months since the ViroPharma acquisition closed.

The integration of ViroPharma is progressing well and we are on target to deliver the previously estimated cost synergies by the end of 2015.

We’re excited about the growing value in our innovative pipeline. We’ll shortly be meeting with the FDA to determine our next steps with lifitegrast. We continue to advance our intrathecal enzyme replacement therapy program for rare pediatric CNS diseases. In addition, the ViroPharma acquisition brought us the Phase 2 program for maribavir, an investigational treatment under development for cytomegalovirus infection in transplant patients, as well as several potential new uses for CINRYZE. And, our acquisition of Fibrotech adds FT011, a small molecule targeting an innovative, novel mechanism of action, currently in a Phase 1B study in patients with renal impairment, and a Phase 2 study in patients with FSGS, a rare kidney disease, is planned.

Our strong financial performance and business progress this quarter gives us the confidence to increase our guidance for the full year 2014 and we now expect to deliver Non GAAP earnings per ADS growth in the mid-to-high twenty percent range.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

FINANCIAL SUMMARY

First Quarter 2014 Unaudited Results

	Q1 2014			Q1 2013
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	1,347	-	1,347	1,143	-	1,143
Operating income	307	284	591	362	59	421

Diluted earnings per ADS	$1.17	$1.19	$2.36	$0.37	$1.35	$1.72

•
Product sales grew strongly in Q1 2014 (up 19% to $1,308 million  from $1,098 million in Q1 2013). Product sales in Q1 2014 included $93 million for products acquired with ViroPharma Incorporated (“ViroPharma”), including $86 million from CINRYZE®. The inclusion of ViroPharma contributed eight percentage points to our reported product sales growth.

Excluding products acquired with ViroPharma, product sales grew 11%, driven by VYVANSE® (up 18% to $351 million), LIALDA®/MEZAVANT® (up 28% to $129 million), ELAPRASE® (up 13% to $129 million) and FIRAZYR® (up 80% to $75 million).

•	Total revenues were up 18% to $1,347 million (Q1 2013: $1,143 million), with the growth in product sales being partially offset by lower royalties and other revenues (down 14%).

•	On a Non GAAP basis:
Operating income grew strongly in Q1 2014, up 40% to $591 million (Q1 2013: $421 million) due to higher total revenues (up 18%) and lower combined Research and Development (“R&D”) and Selling, General and Administrative (“SG&A”) costs (down 3%). R&D costs were down 13% following the completion of several large Phase 3 programs since Q1 2013 including new uses for LDX(1), the effect of portfolio prioritization decisions taken during 2013 and lower overheads due to the One Shire reorganization, partially offset by the inclusion of ViroPharma R&D costs. SG&A costs increased by 4%, an increase wholly attributable to the inclusion of ViroPharma SG&A costs for the first time in Q1 2014.

On a US GAAP basis (from continuing operations):
Operating income was down 15% to $307 million (Q1 2013: $362 million), as Q1 2014 included an impairment charge of $166 million in respect of our in-process R&D (“IPR&D”) intangible asset for SHP602, higher intangible asset amortization charges and the unwind of the inventory fair value step-up resulting from the ViroPharma acquisition. Combined R&D and SG&A was up 29% with R&D up 63% and SG&A up 10% as compared with Q1 2013.

•	Non GAAP diluted earnings per American Depository Share (“ADS”) increased 38% to $2.36 (Q1 2013: $1.72) primarily due to the higher Non GAAP operating income.

On a US GAAP basis, diluted earnings per ADS increased 218% to $1.17 (Q1 2013: $0.37), as lower losses from discontinued operations (Q1 2013 included goodwill impairment charges of $192 million) more than offset lower US GAAP operating income from continuing operations.

•
Cash generation, a Non GAAP measure, was up 29% to $331 million (Q1 2013: $257 million). Higher cash receipts from product sales were partially offset by higher payments for sales deductions, the One Shire reorganization and the costs related to the acquisition and integration of ViroPharma.

Free cash flow, also a Non GAAP measure, was up 104% to $231 million (Q1 2013: $113 million) due to higher cash generation and lower cash tax and capital expenditure payments in the quarter.

On a US GAAP basis, net cash provided by operating activities was up 53% to $246 million (Q1 2013: $160 million).

(1) Lisdexamfetamine (“LDX”) currently marketed as VYVANSE in the US & Canada, VENVANSE® in Latin America and ELVANSE® in certain territories in the EU.

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•	Net debt, also a Non GAAP measure, at March 31, 2014 was $1,413 million (December 31, 2013: net cash of $2,231 million).

On a US GAAP basis, cash and cash equivalents were $139 million at March 31, 2014 (December 31, 2013: $2,239 million).

OUTLOOK

Reflecting our strong start to the year, we are increasing our guidance for Non GAAP earnings per ADS to mid-to-high twenty percent growth for the full year 2014, (previous guidance: growth at a similar level to 2013) (2013: up 23%). This guidance reflects the contribution from the ViroPharma acquisition for the eleven months post closing.

We expect our operating costs to continue to benefit from our reorganization efforts and the focus on operational discipline shown in the first quarter. As a result we now anticipate combined Non GAAP R&D and SG&A to grow by 4-6% compared to 2013 (previous guidance: growth of 6-8%).

We expect to see higher Combined Non GAAP R&D and SG&A in the remaining quarters of 2014 than seen in the first quarter, as we continue to invest behind our pipeline and new acquisitions, including Fibrotech Therapeutics Pty Ltd (“Fibrotech”). The balance of the year will also see us increase our commercial spending on the preparation for the anticipated launch of SHP465 in the US and XAGRID in Japan, Binge Eating Disorder disease awareness investments and the continued international expansion of VYVANSE.

All other elements of our guidance remain unchanged, and we continue to expect:

•	Full year 2014 product sales growth in the mid-to-high teens.

•	Royalties and other revenues to be 10-15% lower than 2013.

•	Non GAAP gross margin to be approximately 1 percentage point lower than in 2013, due to slight dilution from ViroPharma.

•	Net interest expense to be at a similar level to 2013.

•	Core effective tax rate on Non GAAP income in the range of 18-20%.

Taken together, we are increasing our guidance for the full year 2014 and we now expect to deliver Non GAAP earnings per ADS growth in the mid-to-high twenty percent range.

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FIRST QUARTER 2014 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

INTUNIV® – for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”) in children/adolescents

•
On March 27, 2014 Shire announced the acceptance of submission of a Marketing Authorization Application by the European Medicines Agency for its once-daily, non-stimulant guanfacine extended release product for the treatment of ADHD in children/adolescents aged 6-17 years.

Pipeline

Shire continues to invest in its valuable pipeline, which now includes many exciting potential products.  Following the completion of the acquisition of ViroPharma in January which added a number of new programs, Shire believes it will be helpful this quarter to provide a more detailed than usual summary of the developments in its pipeline:

SHP465 for the treatment of ADHD

•
SHP465 (mixed salts of a single entity amphetamine) capsules provide an extended-release of amphetamines to provide coverage of ADHD symptoms for adults throughout the day. Based on the US Food and Drug Administration (“FDA”) feedback received on April 25, 2014, Shire is planning to resubmit the SHP465 New Drug Application (“NDA”) as a Class 2 resubmission with a six month FDA review time. SHP465, if approved, will be a once daily, product designed to treat ADHD in adults, with statistically significant endpoints at 16 hours post-dose (statistically significant endpoints in clinical trials beginning at the 4-hour time point).

SHP 606 lifitegrast for the treatment of Dry Eye disease

•
Shire continues to evaluate the lifitegrast clinical program in whole, examining the totality of evidence and will engage in a pre-NDA meeting with FDA regarding next steps. The totality of data encompasses all efficacy studies conducted to date, one Phase 2 study and two Phase 3 studies (OPUS-1 and OPUS-2, with top-line results announced in the fourth quarter of 2013).

On April 30, 2014 Shire announced top-line results from the prospective, randomized, double-masked, placebo-controlled SONATA trial which indicated no ocular or drug-related serious adverse events. The safety data indicated in the SONATA trial was entirely consistent with that observed in the Phase 2, OPUS-1 and OPUS-2 studies. Additional data and analyses will be submitted for presentation at upcoming medical meetings.

CINRYZE life cycle management and new uses

•
Shire is pursuing additional new formulations of CINRYZE for routine prophylaxis against Hereditary Angioedema (“HAE”) attacks in adolescent and adult patients.  Shire plans to initiate discussions with FDA in H2 2014 to determine the appropriate path forward.  In addition, Shire is further considering opportunities to pursue additional therapeutic indications that may involve the C1 Inhibitor.

SHP620 maribavir for the treatment of cytomegalovirus (“CMV”) infection in transplant patients

•
Shire is currently conducting two Phase 2 studies in transplant recipients, both of which are fully enrolled. The first is a 160 patient trial in first-line treatment of asymptomatic CMV in transplant recipients. The second is a 120 patient trial for the treatment of resistant/refractory CMV infection/disease in transplant recipients.  Preliminary results are expected in the first half of 2015.

SHP602 – for the treatment of Iron Overload

•
In March 2014, the SHP602 Phase 2 trial in pediatric and adult patients with transfusion iron overload was placed on clinical hold as Shire evaluates nonclinical toxicology findings. The potential relevance of these findings to humans, if any, is unknown, however this assessment will lead to a delay that will impact the commercial value of this program. Following our decision to put the current trial on clinical hold, an impairment charge relating to the IPR&D intangible asset has been recorded in Q1 2014.

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OTHER DEVELOPMENTS

Proposed acquisition of Fibrotech

•
On May 1, 2014 Shire entered into a definitive agreement to acquire Fibrotech, a privately held, biotechnology company focused on the development of small molecules for the treatment of renal diseases and fibrosis. The acquisition of Fibrotech strengthens our growing and innovative portfolio targeting renal and fibrotic diseases, and leverages our existing renal capabilities. Shire will make an upfront payment of $75 million and additional contingent payments based on the achievement of development and regulatory milestones.  The closing of the acquisition is subject to customary conditions, including approval of Australia’s Foreign Investment Review Board. FT011, the lead molecule, targets an innovative, novel and previously undescribed mechanism of action, which completed a Phase 1A study in healthy volunteers and is currently in a Phase 1B study in patients with renal impairment. The first Phase 2 study is planned to enroll patients with Focal Segmental Glomerulosclerosis (FSGS), a rare fibrotic kidney disease with high unmet medical need. Shire will also explore the application of this technology in other potential fibrotic conditions. Given recent advancements in the scientific understanding of fibrosis, as well as the development of biomarkers to aid in clinical development, it is an exciting time to expand our interest in anti-fibrotic agents with a clinical stage candidate as well as a library of additional novel molecules.

Transfer of CALCICHEW® product rights

•
In Q1 2014 Shire transferred the marketing authorizations for the CALCICHEW range of products in the UK and Ireland to Takeda Pharmaceutical Company Limited. From January 1, 2014 Shire no longer recognizes product sales from CALCICHEW. In addition in Q1 2014, Shire sold certain CALCICHEW trade marks to Takeda Nycomed AS (“Takeda”) for cash proceeds of $43.5 million and recognized a gain for the same amount.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
- Eric Rojas	erojas@shire.com	+1 781 482 0999
- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media
- Jessica Mann	jmann@shire.com	+44 1256 894 280
- Gwen Fisher	gfisher@shire.com	+1 484 595 9836

Dial in details for the live conference call for investors at 14:00 BST / 09:00 EDT on May 1, 2014:

UK dial in:	0808 237 0030 or 0203 139 4830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here

Password/Conf ID:	22580956#
Live Webcast:	Click here

The quarterly earnings presentation will be available today at 12:00 BST / 07:00 EDT on:

- Shire.com Investors section

- Shire's IR Briefcase in the iTunes Store

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OVERVIEW OF FIRST QUARTER 2014 FINANCIAL RESULTS

1.	Product sales

For the three months to March 31, 2014 product sales increased by 19% to $1,308 million (Q1 2013: $1,098 million) and represented 97% of total revenues (Q1 2013: 96%).

		Year on year growth			US Exit Market Share(2)
Product sales	Sales $M	Sales	Non GAAP CER(1)	US Rx(2)

VYVANSE	351.2	+18%	+18%	+3%	16%
LIALDA/MEZAVANT	128.9	+28%	+29%	+33%	30%
ELAPRASE	128.6	+13%	+14%	n/a(3)	n/a(3)
REPLAGAL®	114.3	+0%	+2%	n/a(4)	n/a(4)
VPRIV®	86.9	+6%	+7%	n/a(3)	n/a(3)
CINRYZE	85.6	n/a	n/a	n/a(3)	n/a(3)
ADDERALL XR®	85.1	-15%	-14%	-2%	5%
INTUNIV	82.3	+6%	+6%	+3%	4%
FIRAZYR	74.9	+80%	+79%	n/a(3)	n/a(3)
PENTASA®	72.3	+2%	+2%	-1%	13%
OTHER	98.0	-1%	-3%	n/a	n/a
Total	1,308.1	+19%	+20%

(1)	On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure.
(2)
Data provided by IMS Health National Prescription Audit (“IMS NPA”) relates solely to US-based prescriptions. Growth rates have been calculated based on the restated 2013 data issued by IMS on February 12, 2014. Exit market share represents the average monthly US market share in the month ended March 31, 2014.

(3)	IMS NPA Data not available.
(4)	Not sold in the US in Q1 2014.

VYVANSE – ADHD

VYVANSE product sales showed strong growth (up 18%) in Q1 2014 compared to Q1 2013 due to price increases taken since Q1 2013 and to a lesser extent higher prescription demand. The benefit of these positive factors was partially offset by destocking in Q1 2014.

LIALDA/MEZAVANT – Ulcerative Colitis

Product sales for LIALDA/MEZAVANT in Q1 2014 were up 28% primarily due to higher US prescription demand (up 33%), as LIALDA reached a US exit market share of 30%, and to a lesser extent the effect of a price increase taken since Q1 2013. These positive factors were partially offset by higher sales deductions as a percentage of product sales as compared to Q1 2013 and approximately $10 million of destocking in Q1 2014.

ELAPRASE – Hunter syndrome

ELAPRASE product sales in Q1 2014 were up 13% compared to Q1 2013 driven by continued growth in the number of treated patients.

REPLAGAL – Fabry disease

REPLAGAL sales were flat compared to Q1 2013 as slight volume growth was offset by lower pricing.  We continue to see good growth in emerging markets and steady volume demand in Europe.

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VPRIV – Gaucher disease

VPRIV product sales in Q1 2014 were up 6% compared to Q1 2013 driven by continued growth in the number of treated patients.

CINRYZE – for the prophylactic treatment of HAE

Shire acquired CINRYZE through its acquisition of ViroPharma on January 24, 2014 and CINRYZE achieved product sales of $85.6 million in the first two months post acquisition. On a proforma basis CINRYZE grew 16% on Q1 2013 primarily driven by an increase in the number of patients on therapy.

ADDERALL XR – ADHD

ADDERALL XR product sales decreased (down 15%) in Q1 2014 primarily due to slightly lower demand and higher sales deductions as a percentage of sales as compared to Q1 2013. Market share has remained relatively stable over the past six months and we expect ADDERALL XR to remain competitive in its market.

INTUNIV – ADHD

The growth in INTUNIV product sales (up 6%) in Q1 2014 was driven by a combination of price increases taken since Q1 2013 and higher US prescription demand. The benefit of these positive factors was offset by higher sales deductions as a percentage of product sales in Q1 2014.

FIRAZYR – for the treatment of acute HAE attacks

FIRAZYR product sales growth (up 80%) was primarily due to growth in patients on therapy, the effect of a price increase and a higher number of treated attacks particularly in the US market.

PENTASA – Ulcerative Colitis

PENTASA product sales (up 2%) benefited from higher stocking compared to Q1 2013, partially offset by higher sales deductions as a percentage of product sales in Q1 2014 as compared to Q1 2013.

2.	Royalties

			Year on year growth
Product		Royalties to Shire $M	Royalties	CER

FOSRENOL®	1.00	12.8	+42%	+42%
ADDERALL XR	1.00	9.0	+11%	+11%
3TC® and ZEFFIX®	1.00	7.5	-40%	-40%
Other	1.00	3.0	-66%	-66%
Total	1.00	32.3	-16%	-16%

Royalties from ADDERALL XR in Q1 2014 benefited from royalties received from Teva Pharmaceuticals Inc. (“Teva”). Shire will not receive royalties from Teva after Q1 2014.

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3.	Financial details

Cost of product sales

	Q1 2014 $M	% of product sales	Q1 2013 $M	% of product sales
Cost of product sales (US GAAP)	229.5	18%	147.4	13%
Unwind of ViroPharma inventory fair value step-up	(38.8)		-
Depreciation	(10.2)		(7.1)
Cost of product sales (Non GAAP)	180.5	14%	140.3	13%

Non GAAP cost of product sales as a percentage of product sales increased marginally in Q1 2014 reflecting the inclusion of CINRYZE.

US GAAP cost of product sales as a percentage of product sales was five percentage points higher than the same period in 2013, as Q1 2014 included charges of $38.8 million on the unwind of the fair value adjustment on acquired ViroPharma inventories.

R&D

	Q1 2014 $M	% of product sales	Q1 2013 $M	% of product sales
R&D (US GAAP)	360.5	28%	220.6	20%
Impairment of intangible assets	(166.0)		-
Depreciation	(5.8)		(4.6)
R&D (Non GAAP)	188.7	14%	216.0	20%

Non GAAP R&D decreased by $27.3 million, or 13% in Q1 2014, following the completion of several large Phase 3 programs since Q1 2013 including new uses for LDX, the effect of portfolio prioritization decisions taken during 2013 and lower overheads due to the One Shire reorganization, partially offset by the inclusion of ViroPharma R&D costs.

US GAAP R&D increased by $139.9 million, or 63%, as Q1 2014 included impairment charges relating to the SHP602 IPR&D intangible asset currently on clinical hold.

SG&A

	Q1 2014 $M	% of product sales	Q1 2013 $M	% of product sales
SG&A (US GAAP)	430.3	33%	391.7	36%
Intangible asset amortization	(57.8)		(36.1)
Legal and litigation costs	(1.7)		(1.6)
Depreciation	(20.8)		(16.1)
SG&A (Non GAAP)	350.0	27%	337.9	31%

Non GAAP SG&A increased by $12.1 million, or 4%, an increase wholly attributable to the inclusion of ViroPharma SG&A costs for the first time in Q1 2014. SG&A as a percentage of product sales decreased compared to Q1 2013 as we benefited from the One Shire reorganization and the focus on operational discipline in Q1 2014.

US GAAP SG&A increased by $38.6 million, or 10%, as compared to Q1 2013.

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Gain on sale of product rights

For the three months to March 31, 2014 Shire recorded a net gain on sale of product rights of $36.4 million (2013: $6.5 million), primarily a gain of $43.5 million on the sale of certain CALCICHEW trade marks to Takeda, partially offset by the re-measurement of the contingent consideration receivable from the divestment of DAYTRANA®.

Reorganization costs

For the three months to March 31, 2014 Shire recorded reorganization costs of $49.4 million (Q1 2013:  $17.5 million), which in 2014 related to the One Shire reorganization as we implement our new operating structure.

Integration and acquisition costs

For the three months to March 31, 2014 Shire recorded net charges for integration and acquisition costs of $6.6 million. This net charge includes costs of $65.8 million related to the acquisition and integration of ViroPharma, partially offset by a net credit of $59.2 million relating to the change in fair values of contingent consideration liabilities, principally a credit of $71.9 million relating to the release of contingent consideration liabilities in respect of the acquisition of FerroKin Biosciences, Inc. (“FerroKin”).

In Q1 2013 integration and acquisition costs ($4.1 million) primarily related to the acquisition of Lotus Tissue Repair inc. (“Lotus”) and the integration of FerroKin.

Interest expense

For the three months to March 31, 2014 Shire incurred interest expense of $7.8 million (Q1 2013: $9.2 million). Interest expense in Q1 2014 primarily related to interest and amortization of issue costs incurred on borrowings to fund the ViroPharma acquisition. Interest expense in Q1 2013 principally related to the coupon and amortization of issue costs on Shire’s convertible bonds which were fully redeemed or converted in Q4 2013.

Taxation

The effective rate of tax on Non GAAP income in Q1 2014 was 20% (Q1 2013: 20%), and on a US GAAP basis the effective rate of tax was 17% (Q1 2013: 20%).

The effective rate of tax in Q1 2014 on US GAAP income from continuing operations is lower than the same period in 2013 primarily due to the impact of changes in the fair value of contingent consideration liabilities and the gain on sale of product rights which have no tax effect.

Discontinued operations

The loss from discontinued operations for the three months to March 31, 2014 was $22.7 million net of tax (2013: $216.2 million), primarily relating to costs associated with the divestment of the DERMAGRAFT business. The loss from discontinued operations in Q1 2013 primarily related to the goodwill impairment of the former Regenerative Medicine Business Unit ($191.8 million) and other operating losses of the DERMAGRAFT business.

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FINANCIAL INFORMATION

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Unaudited US GAAP financial position as of March 31, 2014
Consolidated Balance Sheets
	March 31,	December 31,
	2014	2013
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	139.1	2,239.4
Restricted cash	32.3	22.2
Accounts receivable, net	1,091.2	961.2
Inventories	637.4	455.3
Assets held for sale	-	31.6
Deferred tax asset	392.1	315.6
Prepaid expenses and other current assets	350.3	263.0

Total current assets	2,642.4	4,288.3

Non-current assets:
Investments	35.2	31.8
Property, plant and equipment ("PP&E"), net	884.0	891.8
Goodwill	2,070.1	624.6
Other intangible assets, net	5,103.4	2,312.6
Deferred tax asset	145.5	141.1
Other non-current assets	89.7	32.8

Total assets	10,970.3	8,323.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,765.2	1,688.4
Short term borrowings	671.3	-
Other current liabilities	83.5	119.5

Total current liabilities	2,520.0	1,807.9

Non-current liabilities:
Long term borrowings	850.0	-
Deferred tax liability	1,295.5	560.6
Other non-current liabilities	659.0	588.5

Total liabilities	5,324.5	2,957.0

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 597.9 million shares issued and outstanding (2013: 1,000 million shares authorized; and 597.5 million shares issued and outstanding)	58.6	58.6
Additional paid-in capital	4,233.0	4,186.3
Treasury stock: 12.0 million shares (2013: 13.4 million)	(381.7)	(450.6)
Accumulated other comprehensive income	112.8	110.2
Retained earnings	1,623.1	1,461.5

Total equity	5,645.8	5,366.0

Total liabilities and equity	10,970.3	8,323.0

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Unaudited US GAAP results for the three months to March 31, 2014
Consolidated Statements of Income

3 months to March 31,	2014	2013
	$M	$M
Revenues:
Product sales	1,308.1	1,098.2
Royalties	32.3	38.5
Other revenues	6.4	6.7
Total revenues	1,346.8	1,143.4

Costs and expenses:
Cost of product sales	229.5	147.4
R&D(1)	360.5	220.6
SG&A(1)	430.3	391.7
Goodwill impairment charge	-	7.1
Gain on sale of product rights	(36.4)	(6.5)
Reorganization costs	49.4	17.5
Integration and acquisition costs	6.6	4.1
Total operating expenses	1,039.9	781.9

Operating income from continuing operations	306.9	361.5

Interest income	0.5	0.7
Interest expense	(7.8)	(9.2)
Other income/(expense), net	4.7	(1.0)
Total other expense, net	(2.6)	(9.5)

Income from continuing operations before income taxes and equity in (losses)/earnings of equity method investees	304.3	352.0
Income taxes	(50.6)	(71.4)
Equity in (losses)/earnings of equity method investees, net of taxes	(0.6)	0.4
Income from continuing operations, net of tax	253.1	281.0

Loss from discontinued operations, net of tax	(22.7)	(216.2)
Net income	230.4	64.8

(1)
R&D costs include impairment of IPR&D intangible asset of $166.0 million for the three months to March 31, 2014 (2013: $nil). SG&A costs include amortization of intangible assets relating to intellectual property rights acquired of $57.8 million for the three months to March 31, 2014 (2013: $36.1 million).

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Unaudited US GAAP results for the three months to March 31, 2014
Consolidated Statements of Income (continued)

3 months to March 31,	2014	2013

Earnings per ordinary share – basic
Earnings from continuing operations	43.3c	51.0c
Loss from discontinued operations	(3.9c)	(39.2c)
Earnings per ordinary share – basic	39.4c	11.8c

Earnings per ADS – basic	118.2c	106.2c

Earnings per ordinary share – diluted
Earnings from continuing operations	43.0c	49.0c
Loss from discontinued operations	(3.9c)	(36.7c)
Earnings per ordinary share – diluted	39.1c	12.3c

Earnings per ADS – diluted	117.3c	36.9c

Weighted average number of shares:
	Millions	Millions

Basic	584.3	551.5
Diluted	588.8	588.9

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Unaudited US GAAP results for the three months to March 31, 2014
Consolidated Statements of Cash Flows

3 months to March 31,	2014	2013
	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	230.4	64.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96.5	75.0
Share based compensation	26.2	16.6
Change in fair value of contingent consideration	(59.2)	1.8
Goodwill impairment charge	-	198.9
Unwind of ViroPharma inventory fair value step-up	38.8	-
Impairment of IPR&D intangible assets	166.0	-
Impairment of Property Plant and Equipment ("PP&E")	12.1
Gain on sale of product rights	(36.4)	(6.5)
Other, net	(2.2)	0.1
Movement in deferred taxes	18.5	1.4
Equity in losses/(earnings) of equity method investees	0.6	(0.4)

Changes in operating assets and liabilities:
Increase in accounts receivable	(77.3)	(51.3)
Increase in sales deduction accrual	70.8	44.4
Increase in inventory	(18.6)	(29.1)
Increase in prepayments and other assets	(74.6)	(61.8)
Decrease in accounts and notes payable and other liabilities	(145.5)	(93.5)
Net cash provided by operating activities(A)	246.1	160.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	(10.1)	(2.2)
Purchases of subsidiary undertakings and businesses, net of cash acquired	(3,764.4)	(77.2)
Purchases of non-current investments and PP&E	(15.6)	(50.1)
Proceeds from short-term investments	46.8	-
Proceeds received on sale of product rights	48.0	4.8
Proceeds from capital expenditure grants	-	2.7
Proceeds from disposal of non-current investments and PP&E	8.0	0.7
Other, net	(2.9)	-
Net cash used in investing activities(B)	(3,690.2)	(121.3)

15

Unaudited US GAAP results for the three months to March 31, 2014
Consolidated Statements of Cash Flows (continued)

3 months to March 31,	2014	2013
	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	2,170.0	-
Repayment of revolving line of credit	(650.2)	-
Repayment of debt acquired with ViroPharma	(533.9)	-
Proceeds from ViroPharma call options	346.7	-
Payments to acquire shares under the share buy-back program	-	(70.6)
Contingent consideration payments	(7.8)	(6.0)
Excess tax benefit associated with exercise of stock options	20.5	4.4
Other, net	0.2	(0.7)
Net cash provided by/(used in) financing activities(C)	1,345.5	(72.9)

Effect of foreign exchange rate changes on cash and cash equivalents(D)	(1.7)	2.3

Net decrease in cash and cash equivalents(A) +(B) +(C) +(D)	(2,100.3)	(31.5)
Cash and cash equivalents at beginning of period	2,239.4	1,482.2
Cash and cash equivalents at end of period	139.1	1,450.7

16

Unaudited US GAAP results for the three months to March 31, 2014
Selected Notes to the Financial Statements

(1) Earnings Per Share (“EPS”)

3 months to March 31,	2014	2013
	$M	$M

Income from continuing operations	253.1	281.0
Loss from discontinued operation	(22.7)	(216.2)

Numerator for basic EPS	230.4	64.8
Interest on convertible bonds, net of tax	-	7.6

Numerator for diluted EPS	230.4	72.4

Weighted average number of shares:
	Millions	Millions

Basic(1)	584.3	551.5
Effect of dilutive shares:
Share based awards to employees(2)	4.5	3.8
Convertible bonds 2.75% due 2014(3)	-	33.6

Diluted	588.8	588.9

(1)	Excludes shares purchased by the EBT and under the share buy-back program and presented by Shire as treasury stock.
(2)	Calculated using the treasury stock method.
(3)	Calculated using the “if converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

3 months to March 31,	2014	2013
	No. of shares Millions	No. of shares Millions

Share based awards to employees(1)	0.8	5.6

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

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Unaudited US GAAP results for the three months to March 31, 2014
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to March 31,	2014	2013	2014	2014
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	351.2	298.4	18%	26%
LIALDA/MEZAVANT	128.9	100.5	28%	10%
ELAPRASE	128.6	114.3	13%	10%
REPLAGAL	114.3	114.0	0%	9%
VPRIV	86.9	81.6	6%	6%
CINRYZE	85.6	-	n/a	6%
ADDERALL XR	85.1	99.8	-15%	6%
INTUNIV	82.3	77.7	6%	6%
FIRAZYR	74.9	41.7	80%	6%
PENTASA	72.3	71.0	2%	5%
FOSRENOL	41.4	42.3	-2%	3%
XAGRID®	27.1	23.4	16%	2%
Other product sales	29.5	33.5	-12%	2%
Total product sales	1,308.1	1,098.2	19%	97%

Royalties:
FOSRENOL	12.8	9.0	42%	<1%
ADDERALL XR	9.0	8.1	11%	<1%
3TC and ZEFFIX	7.5	12.5	-40%	<1%
Other	3.0	8.9	-66%	<1%
Total royalties	32.3	38.5	-16%	2%

Other revenues	6.4	6.7	-4%	<1%

Total revenues	1,346.8	1,143.4	18%	100%

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Unaudited results for the three months to March 31, 2014
Non GAAP reconciliation

3 months to March 31, 2014	US GAAP	Adjustments					Non GAAP

		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,346.8	-	-	-	-	-	1,346.8

Costs and expenses:
Cost of product sales	229.5	-	(38.8)	-	-	(10.2)	180.5
R&D	360.5	(166.0)	-	-	-	(5.8)	188.7
SG&A	430.3	(57.8)	-	-	(1.7)	(20.8)	350.0
Gain on sale of product rights	(36.4)	-	-	36.4	-	-	-
Reorganization costs	49.4	-	-	(49.4)	-	-	-
Integration and acquisition costs	6.6	-	(6.6)	-	-	-	-
Depreciation	-	-	-	-	-	36.8	36.8
Total operating expenses	1,039.9	(223.8)	(45.4)	(13.0)	(1.7)	-	756.0

Operating income	306.9	223.8	45.4	13.0	1.7	-	590.8

Interest income	0.5	-	-	-	-	-	0.5
Interest expense	(7.8)	-	-	-	-	-	(7.8)
Other income/(expense), net	4.7	-	-	(5.0)	-	-	(0.3)
Total other expense, net	(2.6)	-	-	(5.0)	-	-	(7.6)
Income before income taxes and equity in losses of equity method investees	304.3	223.8	45.4	8.0	1.7	-	583.2
Income taxes	(50.6)	(44.5)	(10.2)	(12.7)	(0.6)	-	(118.6)
Equity in losses of equity method investees, net of tax	(0.6)	-	-	-	-	-	(0.6)
Net income from continuing operations	253.1	179.3	35.2	(4.7)	1.1	-	464.0
Loss from discontinued operations, net of tax	(22.7)	-	-	22.7	-	-	-
Net income	230.4	179.3	35.2	18.0	1.1	-	464.0
Weighted average number of shares (millions) – diluted	588.8	-	-	-	-	-	588.8
Diluted earnings per ADS	117.3c	91.4c	17.9c	9.2c	0.6c	-	236.4c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of SHP602 IPR&D intangible asset ($166.0 million), amortization of intangible assets relating to intellectual property rights acquired ($57.8 million), and tax effect of adjustments;

(b)
Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($38.8 million), costs associated with the acquisition and integration of ViroPharma ($65.8 million), net credit related to the change in fair value of contingent consideration liabilities, primarily relating to the release of contingent consideration liabilities in respect of the acquisition of FerroKin ($59.2 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Net gain on sale of CALCICHEW product rights to Takeda and loss on re-measurement of DAYTRANA contingent consideration to fair value ($36.4 million), costs relating to the One Shire reorganization ($49.4 million), gain on sale of long term investments ($5.0 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($22.7 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($1.7 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $36.8 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

19

Unaudited results for the three months to March 31, 2013
Non GAAP reconciliation

3 months to March 31, 2013	US GAAP	Adjustments					Non GAAP

		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,143.4	-	-	-	-	-	1,143.4

Costs and expenses:
Cost of product sales	147.4	-	-	-	-	(7.1)	140.3
R&D	220.6	-	-	-	-	(4.6)	216.0
SG&A	391.7	(36.1)	-	-	(1.6)	(16.1)	337.9
Goodwill impairment charge	7.1	(7.1)	-	-	-	-	-
Gain on sale of product rights	(6.5)	-	-	6.5	-	-	-
Reorganization costs	17.5	-	-	(17.5)	-	-	-
Integration and acquisition costs	4.1	-	(4.1)	-	-	-	-
Depreciation	-	-	-	-	-	27.8	27.8
Total operating expenses	781.9	(43.2)	(4.1)	(11.0)	(1.6)	-	722.0

Operating income	361.5	43.2	4.1	11.0	1.6	-	421.4

Interest income	0.7	-	-	-	-	-	0.7
Interest expense	(9.2)	-	-	-	-	-	(9.2)
Other expense, net	(1.0)	-	-	-	-	-	(1.0)
Total other expense, net	(9.5)	-	-	-	-	-	(9.5)
Income before income taxes and equity in earnings of equity method investees	352.0	43.2	4.1	11.0	1.6	-	411.9
Income taxes	(71.4)	(11.0)	(0.5)	-	(0.6)	-	(83.5)
Equity in earnings of equity method investees, net of tax	0.4	-	-	-	-	-	0.4
Income from continuing operations, net of tax	281.0	32.2	3.6	11.0	1.0	-	328.8
Loss from discontinued operations, net of tax	(216.2)	-	-	216.2	-	-	-
Net income	64.8	32.2	3.6	227.2	1.0	-	328.8
Impact of convertible debt, net of tax	7.6	-	-	-	-	-	7.6
Numerator for diluted EPS	72.4	32.2	3.6	227.2	1.0	-	336.4
Weighted average number of shares (millions) – diluted	588.9	-	-	-	-	-	588.9
Diluted earnings per ADS	36.9c	16.4c	1.8c	115.9c	0.6c	-	171.6c

The following items are included in Adjustments:
a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($36.1 million), impairment of goodwill relating to Shire’s Regenerative Business relating to continuing operations ($7.1 million), and tax effect of adjustments;

b)
Acquisition and integration activities: Costs primarily associated with the acquisition of Lotus and integration of FerroKin ($2.3 million), charges related to the change in fair values of contingent consideration liabilities ($1.8 million), and tax effect of adjustments;

c)
Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to higher fair value ($6.5 million), costs relating to the collective dismissal and closure of Shire’s facility at Turnhout, Belgium ($17.5 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($216.2 million);

d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($1.6 million), and tax effect of adjustments; and
e)	Depreciation reclassification: Depreciation of $27.8 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three months to March 31, 2014
Non GAAP reconciliation

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	2014	2013
	$M	$M
Net cash provided by operating activities	246.1	160.4
Tax and interest payments, net	85.2	97.1
Non GAAP cash generation	331.3	257.5

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	2014	2013
	$M	$M
Net cash provided by operating activities	246.1	160.4
Capital expenditure	(15.3)	(47.3)
Non GAAP free cash flow	230.8	113.1

Non GAAP net (debt)/cash comprises:

	March 31,	December 31,
	2014	2013
	$M	$M
Cash and cash equivalents	139.1	2,239.4

Long term borrowings	(850.0)	-
Short term borrowings	(671.3)	-
Other debt	(30.7)	(8.9)
Non GAAP net (debt)/cash	(1,412.9)	2,230.5

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

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FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included in this release that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion and revenues from INTUNIV will become subject to generic competition starting in December 2014;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its Rare Diseases products and is reliant on third party contractors to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time.

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies and regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably.  Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the US Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

NON GAAP MEASURES
This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP R&D; Non GAAP SG&A; Non GAAP other income/(expense); Non GAAP cash generation; Non GAAP free cash flow and Non GAAP net cash/(debt). These Non GAAP measures exclude the effect of certain cash and non-cash items, that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive director.

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The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2014 and 2013, and from our Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and reorganization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Legal and litigation costs:
•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2014 and 2013 Non GAAP earnings.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 19 to 21.

Growth at CER, which is a Non GAAP measure, is computed by restating 2014 results using average 2013 foreign exchange rates for the relevant period.

Average exchange rates for Q1 2014 were $1.66:£1.00 and $1.37:€1.00 (2013: $1.58:£1.00 and $1.33:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trade marks of GlaxoSmithKline, PENTASA® which is a registered trade mark of FERRING B.V., LIALDA® and MEZAVANT® which are trade marks of Nogra Pharma Limited, DAYTRANA® which is a trade mark of Noven Therapeutics, LLC., CALCICHEW® which is a trade mark of Takeda and DERMAGRAFT® which is a trade mark of Organogenesis. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s Annual Report on Form 10-K for the year ended December 31, 2013.

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